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               EXHIBIT (11)  COMPUTATION OF PER SHARE EARNINGS
                                 (unaudited)


                                                             Six Months Ended
                                                                  June 30
                                                          1994              1993
                                                          ----              ----
    EQUIVALENT SHARES:

      Average shares outstanding                      353,488,409        348,075,771

      Additional shares due to:
      Stock options                                     3,583,638          3,401,715

      Series C Preferred shares                        15,926,267                 --
                                                      -----------        -----------

      Total equivalent shares                         372,998,314        351,477,486
                                                      ===========        ===========
   ADJUSTED EARNINGS (in millions):

      Net income from Continuing
         Operations                                        $  111             $  143
      Less: Series B preferred stock
         dividends                                             25                 25
                                                      -----------        -----------
      Adjusted net income from
         Continuing Operations                                 86                118
      Income from Discontinued
         Operations                                             -                 --
      Cumulative effect of changes in
         accounting principles                                  -               (56)
                                                      -----------       ------------

      Adjusted net income (loss) after
         cumulative effect of changes
         in accounting principles                          $   86             $   62
                                                      ===========       ============
    EARNINGS (LOSS) PER SHARE

      From Continuing Operations                           $ 0.23             $ 0.34
      From cumulative effect of
         changes in accounting principles                       -             $(0.16)
                                                     ------------       ------------


    Earnings (loss) per share                              $  0.23            $ 0.18
                                                     =============      ============

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